UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 14, 2007

FELCOR LODGING TRUST INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Maryland	001-14236	75-2541756
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 E. John Carpenter Fwy., Suite 1300 Irving, Texas		75062
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:	(972) 444-4900

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On December 14, 2007, in connection with the acquisitions described in Item 2.01 below, certain subsidiaries of FelCor Lodging Limited Partnership (“FelCor LP”), the operating partnership of FelCor Lodging Trust Incorporated (the “Company”), entered into assumption agreements and related loan documents by which they assumed approximately $177 million in existing debt. See Item 2.03 below, which is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 14, 2007, the Company and FelCor LP completed the acquisition of the Renaissance Esmeralda Resort & Spa in Indian Wells, California and the Renaissance Vinoy Resort & Golf Club in St. Petersburg, Florida (the “Properties”) for the aggregate purchase price of $225 million. The Properties were acquired by FelCor Esmeralda (SPE), L.L.C. and FelCor St. Pete (SPE), L.L.C. (the “Buyers”), wholly-owned subsidiaries of FelCor LP, from affiliates of Walton Street Capital and certain other parties (the “Sellers”). The Sellers and their affiliates have no material relationship with us or our subsidiaries, other than through the purchase contracts. Other indirect wholly-owned subsidiaries of FelCor LP, FelCor Esmeralda Leasing (SPE), L.L.C. and FelCor St. Pete Leasing (SPE), L.L.C. (the “Operating Lessees”), will operate the Properties pursuant to operating leases entered into simultaneously with the closing of the acquisition. In connection with the acquisitions, these Operating Lessees have assumed the existing management agreements with subsidiaries of Marriott International, Inc. for continued management of the Properties.

The 361-room Renaissance Vinoy features an 18-hole golf course and club house, a 74-slip marina, tennis facility, over 50,000 square feet of indoor and outdoor meeting space, restaurants, day spa, historical museum and the private Vinoy Club. The 560-room Renaissance Esmeralda is situated on 70 acres and has over 90,000 square feet of indoor and outdoor meeting space. Other amenities include a 12,000 square foot spa, restaurants and a tennis facility. The resort is part of the 36-hole Indian Wells Golf Resort.

The acquisitions were funded primarily by the assumption of approximately $177 million in loans. See Item 2.03 below, which is incorporated herein by reference. The remaining acquisition funds of approximately $48 million were contributed to the capital of the Buyers by FelCor LP, their sole member, primarily from FelCor LP’s available cash.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 14, 2007, in connection with the acquisitions described in Item 2.01 above, Buyers and Operating Lessees (the “Borrowers”) entered into assumption agreements, amended and restated loan agreements and other loan documents whereby the Borrowers assumed the indebtedness under Seller’s existing loans for the Properties with Greenwich Capital Financial Products, Inc. (the “Lender”). The outstanding principal balance assumed under these loans was $87.975 million, with respect to the Renaissance Esmeralda, and $89.25 million, with respect to the Renaissance Vinoy. The loans each have an initial maturity date of May 1, 2009 with three one-year extension options and each bears interest at a floating rate of one-month LIBOR plus 155 basis points. A LIBOR Rate Cap Agreement is in place during the initial term of each of the loans that caps the LIBOR rate at 6.25%. Each loan is secured by the applicable Property and is non-recourse against the applicable Borrowers. Prior to the maturity date, Borrowers are required to make monthly interest-only payments to Lender, with the outstanding principal balance of each loan being due on the maturity date.

Item 8.01	Other Events

On December 20, 2007, the Company issued a press release announcing the acquisition described in Item 2.01 above and the loan assumptions described in Item 2.03 above. A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.

The required financial statements for the Properties will be filed in accordance with Rule 3-14 of Regulation S-X under cover of Form 8-K/A as soon as practicable, but in no event later than seventy-one (71) days after the date on which this initial report is filed.

(b)	Pro forma financial information.

The required pro forma financial information for the Properties will be filed in accordance with Article 11 of Regulation S-X under cover of Form 8-K/A as soon as practicable, but in no event later than seventy-one (71) days after the date on which this initial report is filed.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit Number	Description of Exhibit
99.1

Press Release, dated December 20, 2007, announcing the acquisition of the Renaissance Esmeralda Resort & Spa and the Renaissance Vinoy Resort & Golf Club, and the assumption of existing indebtedness in connection therewith.

The information in this Current Report on Form 8-K and the Exhibits attached hereto shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FELCOR LODGING TRUST INCORPORATED (Registrant)

Date: December 20, 2007	By:	/s/Jonathan H. Yellen
Name: Jonathan H. Yellen
Title: Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1

Press Release, dated December 20, 2007, announcing the acquisition of the Renaissance Esmeralda Resort & Spa and the Renaissance Vinoy Resort & Golf Club, and the assumption of existing indebtedness in connection therewith.